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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Continental Airlines, Inc.

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Larry Kellner Chairman and CEO	Jeff Smisek President

April 27, 2007

To Our Co-workers, Customers and Stockholders:

Our 44,000 co-workers returned Continental to profitability in 2006. We ended the year with a $343 million profit, including special items. We also successfully continued our growth, increasing our revenue at almost twice the pace of our capacity growth. Our stockholders benefited, enjoying a 94-percent increase in our stock price during 2006. Our customers benefited, as we continued to add modern, fuel-efficient and more environmentally friendly aircraft to our fleet, expand our network, and offer our award-winning service. Our co-workers benefited, as we distributed $111 million in profit sharing to them, and their exercised and unexercised stock options, which they received in connection with their pay and benefit reductions, had a value of approximately $250 million on the date we announced our first quarter 2007 earnings.

2006 also presented challenges. Fuel prices reached new highs, and fuel costs continue to be the single largest cost at Continental — more than the cost of wages, salaries and benefits, more than the cost of our fleet, and more than the cost of our facilities throughout the entire world. Two of our major competitors remained mired in bankruptcy throughout 2006, while a third emerged from bankruptcy at the beginning of 2006. We must now compete not only with traditional low-cost competitors, but with large network airlines that have used the bankruptcy laws to default on their debt, pension and other obligations and dramatically lower their costs. We can still compete with them by consistently delivering our superior product and great service while running a cost-efficient operation, but we must also continue to grow our network to remain an effective competitor in the future. Additionally, we must continue to remove non-value added costs, and drive consistency, simplicity and technological innovation throughout the airline.

Go Forward Plan

As it has in the past, and as it will in the future, our Go Forward Plan continued to guide us in 2006. It is a straightforward business plan that all our co-workers understand, with clear and measurable goals that we set and communicate each year. Our Go Forward Plan has four cornerstones — Fly to Win (our market plan), Fund the Future (our financial plan), Make Reliability a Reality (our product plan) and Working Together (our people plan).

Let’s review what we accomplished in 2006, and where we are headed in 2007:

Fly to Win

We continued to expand our network in 2006. Unlike most of our large network competitors, who are shrinking their capacity, Continental is growing. We increased our mainline capacity by 8.9 percent and our consolidated capacity (that is, including regional operations) by 9.1 percent in 2006. Geographically, we increased our domestic mainline capacity by 5.1 percent, while growing our mainline international capacity by 13.6 percent. We continue to have the highest percentage of mainline capacity dedicated to international flying of any U.S. major network carrier (almost 47 percent for 2006). We expect that percentage will continue to increase in the years ahead. In 2006, we launched new service between our New York area hub at Newark Liberty International Airport and Barcelona, Cologne and Copenhagen, continuing our strategy of providing non-stop service to secondary cities in Europe from our powerhouse hub at New York Liberty.

We can continue to grow, both domestically and internationally, and do it profitably, because we have the right people, the right product, the right facilities and the right fleet. Our Global Gateway at New York Liberty, our international facility in Houston, and the expanded federal inspection and customs facilities at both airports, permit us to continue to grow our international flying. Moreover, our international fleet of Boeing 757, 767 and 777 aircraft, all of which are equipped to offer Continental’s award winning BusinessFirst product, permits us to match the aircraft to the mission with great precision. We’ve also added winglets to our entire 757-200 fleet to extend their range, so we can profitably serve relatively small markets in Europe non-stop from New York Liberty with the right size aircraft. Our current fleet, together with the 25 Boeing 787 Dreamliners and the 60 Boeing 737 Next Generation aircraft that we have on firm order, our full-service hubs in the New York, Houston and Cleveland markets, and our Guam operation serving the Pacific region, give us a natural advantage to continue our domestic and international growth.

Unlike many of our network competitors, we are not shrinking our domestic network, because we know how important it is to provide a broad choice of destinations and flights to our customers, as well as to feed our international growth. While our large network competitors shrank their domestic mainline capacity by more than 5 percent in 2006, we grew our domestic mainline capacity by 5.1 percent, and we expect to grow our total mainline capacity (both domestic and international) by about 5 percent in 2007. Beyond 2007, we intend to continue to grow as we capitalize on the advantages of our investments in our fleet, our facilities, our product and our people. We will, of course, be responsive to market conditions.

We continue to focus on maximizing our revenue net of distribution costs. We made significant progress in 2006 in reducing our global distribution system (GDS) costs, and in some cases shifted the responsibility for GDS costs to agencies that incur those costs, so that they would have an incentive to use GDS services more economically. A large number of our customers have become accustomed to buying their tickets directly from us on continental.com, which is our lowest cost distribution channel, with ticket sales on continental.com growing 40 percent in 2006 to almost $3 billion. We expect sales on continental.com to continue to grow in 2007, as we continue to enhance its functionality and reliability. Our sales through our internal reservations team also grew in 2006 to $1.1 billion. Our goal for 2007 is to achieve direct booking of 70 percent of U.S. point of sale segments by the end of the year, including for this purpose segments sold by agencies who have agreed to absorb 100 percent of the GDS costs in return for payment of a per-ticket fee by us.

Fund the Future

We ended 2006 with $2.48 billion in unrestricted cash and short-term investments, and had total cash and short term investments of $2.75 billion. As we continue to grow, we have increased our targeted level of unrestricted cash and short-term investments from $1.5 billion to $2.0 billion.

In 2006, we completed approximately $1.5 billion in financings to assure we maintained adequate cash balances, while reducing our interest cost burden. The financings included $439 million in aircraft financing, a re-financing of a $350 million loan secured by the assets of our Continental Micronesia subsidiary, a $320 million re-financing secured by spare parts, and a $200 million unsecured debt financing, which was our first unsecured financing completed since 1998. We also sold another portion of our equity interest in COPA Airlines for $156 million.

Unlike many of our competitors, we continue to live up to the promise of retirement security that we made to our co-workers. In 2006, we contributed $246 million to our pension plans, well in excess of the legally required minimum. While we are grateful that new pension legislation would permit us to spread our funding obligation over a longer period, we intend to continue to fund our pensions in greater amounts than the law requires, unless circumstances change that would make it imprudent to do so.

We also added aircraft to our fleet to accommodate our growth and the changing market. In 2006, we took delivery of six new Boeing 737-800 aircraft and two more Boeing 757-300 aircraft. We also completed retrofitting the BusinessFirst cabin of all 41 of our 757-200 aircraft with the latest digital in-flight entertainment systems and 110 volt in-seat power for computers and other personal electronic devices, which don’t require use of an adaptor. We took delivery of two Boeing 777 aircraft in the first half of 2007, bringing our 777 widebody fleet size to 20.

We now have blended winglets on our entire fleet of 141 Boeing 737-700 and -800 aircraft, and on our fleet of 41 Boeing 757-200 aircraft. We will be installing winglets on a portion of our 737-500 aircraft, and on 11 of our longer-range 737-300 aircraft, as well as on our fleet of 737-900 aircraft and our 737-900ER aircraft as delivered. Winglets increase the fuel efficiency of those aircraft by up to 5 percent, and are a natural and permanent hedge

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against high fuel prices. Winglets also reduce takeoff and landing noise, and, by increasing fuel efficiency, reduce carbon dioxide and nitrogen oxide emissions.

Thanks to our modern, winglet-equipped fleet and efficient operations, Continental has achieved an almost 35 percent reduction in fuel consumption and greenhouse gas emissions per revenue passenger mile flown over the last decade. Through the use of electric ground service equipment, we have reduced nitrogen oxide emissions from our ground equipment in Houston by approximately 75 percent since 2002. We are now testing the use of emissions-reducing electric ground service equipment in colder climates. In order to further reduce emissions and increase fuel efficiency, we will continue to invest in efficient and advanced aircraft and ground equipment technology. We will also continue to operate responsibly and efficiently to further reduce the impact of our fleet on the environment. In fact, we were recently named by FORTUNE magazine as one of the top ten “Green Giants,” global companies whose environmental policies go beyond what is required.

We also took steps to reduce the size of our regional jet fleet by 25 aircraft, as we notified ExpressJet that we would withdraw 69 regional jets from our capacity purchase agreement with them. We are replacing those regional jets with 44 regional jets to be flown by Republic Airlines’ subsidiary Chautauqua Airlines. The withdrawal and replacement of those aircraft began in late December 2006 and should be substantially completed by the end of the second quarter of 2007. ExpressJet elected to keep the 69 regional jets we are withdrawing from their contract, and is obligated to pay us rent on those aircraft throughout the full term of the respective leases. We also recently selected Pinnacle Airlines Corporation’s subsidiary Colgan Air to operate 74-seat Bombardier Q400 twin-turboprop aircraft as Continental Connection from New York Liberty starting in early 2008.

Make Reliability a Reality

In 2006, we continued to deliver solid operational performance for our customers. We had 101 zero-flight cancellation days in 2006, meaning that we completed every one of our more than 1,000 daily mainline flights 101 times without a single cancellation. Our DOT segment completion factor for the year was 99.5 percent.

Our on-time performance for 2006 was solid as well. We achieved a 73.4 percent DOT on-time arrival rate for the year, and our employees earned $11.7 million in on-time incentives for finishing in the top three of the network carriers in monthly on-time performance. We continue to be burdened with air traffic control delays affecting our New York Liberty hub, where for 2006 we had 185 days with ground delay programs implemented by the FAA due to weather. On days without ground delay programs, we typically achieve an 81-percent on-time arrival rate at New York Liberty. On days with those programs, we typically achieve only a 51-percent on-time arrival rate there. We continue to work with the professional men and women of the FAA to minimize the impact of these ground delay programs on our New York Liberty hub and our customers.

Despite the challenges, including increased checked bags per passenger driven by the August 2006 liquids and gels security directives, we continue to do well what we do every day — get our passengers where they want to go, safely, on time and with their bags.

Online check-in continues to grow, as both domestic and international customers discover the convenience and time-saving value of checking in online. Once checked in online, customers with bags to check can conveniently do so at our hubs with specially designated eService bag drop kiosks, and be quickly on their way. For customers who prefer to check in at a kiosk at the airport, we now have over 1,000 kiosks, located at almost every airport we serve. We also continue to implement highly advanced voice recognition software, so that customers calling our reservations or OnePass numbers can conduct their business faster and more accurately, and at a lower cost to us.

We also continue to be the world leader in interline eTicketing, which permits our customers to travel on multiple airlines on the same itinerary, while checking their luggage through to their final destination — and all without the bother of old-fashioned paper tickets. By the end of 2006, we had interline eTicketing with 62 carriers, and we now have electronic interlining with all of our SkyTeam partners. We will continue to work throughout 2007 to eliminate paper tickets, as that will permit us to eliminate non-value added costs, as well as bring greater flexibility and convenience to our customers.

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Working Together

In 2006, we completed all the agreements necessary to reach our target of reducing wages and benefits by $500 million annually. The respectful and consensual process we followed demonstrated the profound strength of our culture of Working Together, when contrasted to the hostility and brute force used by most of our large network competitors. Our co-workers’ actions, and the faith that they showed in each other and in the company, have permitted us to survive, grow and return to profitability.

Our service and our product continue to be ranked as the best in the business. We were the highest-ranked network carrier in overall airline satisfaction in the J.D. Power and Associates 2006 annual survey. We also won “Best Airline Based in North America” at the 2006 OAG Airline of the Year Awards for the third consecutive year and “Best Executive/Business Class” for the fourth consecutive year. FORTUNE magazine again named Continental the No. 1 Most Admired Global Airline, and also named Continental the No. 1 Most Admired U.S. Airline, on its 2006 list of Most Admired Companies.

Our co-workers are sharing in our success. Our enhanced profit sharing program is the best in the industry, and we are proud to share our profits with the 44,000 co-workers who helped return us to profitability. On February 14, 2007, we passed out $111 million of profit-sharing checks. Additionally, our co-workers’ exercised and unexercised stock options, which they received in connection with their pay and benefit reductions, had a value of approximately $250 million on the date we announced our first quarter 2007 earnings.

During 2006, we continued our on-time bonus program and our perfect attendance program. Our business depends on having employees who enjoy coming to work every day, who are proud of the job they do, and who trust each other and management. Our culture of open and honest communication, treating each other with dignity and respect, and working together, has gotten us through the most difficult times, and is helping us as we return to profitability and build a more secure future.

In Summary

We’ve survived the tough times and have emerged again, still a leader in our industry, in large part because our co-workers never lost their focus on the basics of our business, and the key to our success — delivering clean, safe and reliable air transportation, and offering a product that people want and are willing to pay for, delivered by employees who enjoy coming to work and working together.

2006 was an important year for us, as we returned to profitability. We have a cost structure, and a network and product that generate revenue premiums, which permit us to compete successfully as our industry continues to restructure. We remain excited about 2007, and beyond, for Continental Airlines. 2006 showed that our plan is working. We once again ask you to stick with us as we stick with our plan.

Larry Kellner Chairman and CEO	Jeff Smisek President

Printed on recycled paper.

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